EXHIBIT 99.1

February 24, 2014                                  FOR IMMEDIATE RELEASE
Media Contact: Steve Hollister, 727.567.2824
Investor Contact: Paul Shoukry, 727.567.5133
raymondjames.com/media

RAYMOND JAMES DECLARES DIVIDEND, WELCOMES TWO NEW DIRECTORS

ST. PETERSBURG, Fla. - The Raymond James Financial, Inc. (NYSE: RJF) Board of Directors on February 22, 2014 declared a quarterly cash dividend on its common shares of $0.16 per share, payable April 15, 2014 to shareholders of record on April 1, 2014. This is the 29th consecutive year in which Raymond James has paid its shareholders a dividend.

The firm held its 2014 Annual Meeting of Shareholders on the afternoon of February 20, 2014. Shareholders elected all of the company’s nominees including two new non-executive board members, Jeffrey N. Edwards and Benjamin C. Esty. Chet Helck, who previously announced his retirement as CEO of Raymond James’ Private Client Group, had declined to stand for re-election at the meeting. The board now comprises 11 members.

Edwards, 52, has been chief operating officer of New Vernon Advisers, LP, a registered investment advisor, since 2009, where he is responsible for legal, finance, administration, risk management, technology and investor relations. He previously spent 22 years at Merrill Lynch & Co., most recently as vice chairman. Edwards was a director of The NASDAQ Stock Market from 2004 to 2006. He has been appointed to serve on the board’s Corporate Governance, Nominating and Compensation Committee.

Esty, 51, has been the Roy and Elizabeth Simmons Professor of Business Administration at the Harvard Graduate School of Business Administration since 2005, and head of the school’s Finance Unit since 2009. He was the founding faculty chairman of Harvard’s General Management program, a comprehensive leadership program for senior executives, and has participated in leadership development programs for companies and organizations outside academia. Esty has taught at Harvard for more than 20 years and was an independent trustee for the Eaton Vance family of mutual funds from 2005 to December 2013. He has been appointed to serve on the board’s Audit and Risk Committee.

“I am grateful to Chet for his 25 years of dedicated service to Raymond James, financial advisors, clients and the financial services industry,” said Executive Chairman of the Board Tom James. “Our newest directors provide the board with decades of academic, industry and general business experience. I am confident they will be valuable and active contributors.”

Shareholders also voted to approve the company’s executive compensation for 2013 in their annual advisory (non- binding) “say-on-pay” vote.

About Raymond James Financial, Inc.

Raymond James Financial, Inc. (NYSE: RJF) is a leading diversified holding company providing private client group, capital markets, asset management, banking, and other services to individuals, corporations, and municipalities. Its three principal wholly owned broker-dealers, Raymond James & Associates, Raymond James Financial Services, and Raymond James Ltd., have approximately 6,200 financial advisors serving in excess of 2.5 million accounts in more than 2,500 locations throughout the United States, Canada and overseas. Total client assets are approximately $441 billion. Public since 1983, the firm has been listed on the New York Stock Exchange since 1986 under the symbol RJF. Additional information is available at www.raymondjames.com.